OMB Number 3235-0287
                                                     Expires: September 30, 1998
                                                               Estimated average
                                                burden hours per response....0.5


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

/   /             Check this box if no longer subject to Section 16.
                  Form 4 or Form 5 obligations may continue.  See
                  Instruction 1(b).

                Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
                         Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person (If the form is filed by more than one reporting person, see Instruction 4(b)(v).)

          Bramson,                           Edward                J.

         (Last)                              (First)              (Middle)

          135 East 57th Street, 32nd Floor
                                            (Street)

          New York,                          NY                    10022
         (City)                              (State)                (Zip)



2.       Issuer Name and Ticker or Trading Symbol

          Ampex Corporation (AXC)


3.       IRS or Social Security Number of Reporting Person
         (Voluntary)



4.       Statement for
         (Month/Year)
          11/99

5.       If Amendment, Date of Original
         (Month/Year)


6.       Relationship of Reporting Persons to Issuer
                           (Check all applicable)

         ___X____ Director                         ___X___ 10% Owner
         ___X____ Officer (give title below)       _______ Other (specify below)

               Chairman and CEO

7.       Individual or Joint/Group filing (Check Applicable Line)

         __X___ Form filed by One Reporting Person
         ______ Form filed by More than One Reporting Person



                              TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.    Title of                2.    Trans-     3.    Trans-            4.    Securities Acquired (A)
      Security                      action           action                  or Disposed of (D)
      (Instr.3)                     Date             Code                    (Instr.3, 4 and 5)
                                    (Month/           (Instr.8)
                                    Day/
                                    Year)



                                             ----------------------------------------------------------------------------
                                               Code            V        Amount           (A) or (D)          Price

-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock             11/12/99      P                        3,700             A                  $2.3125
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock             11/12/99      P                        8,800             A                  $2.375
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock             11/12/99      P                        2,000             A                  $2.4375
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock             11/12/99      P                        2,500             A                  $2.5
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock             11/15/99      P                       22,000             A                  $2.5
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock             11/16/99      P                       11,000             A                  $2.5
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock             11/17/99      p                        4,500             A                  $3.75
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock             11/17/99      P                        5,500             A                  $3.75
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock             11/18/99      P                        3,000             A                  $3.375
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock             11/18/99      P                        1,000             A                  $3.4375
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock             11/19/99      P                        2,000             A                  $3.4375
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock             11/19/99      P                        3,000             A                  $3.5
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock             11/19/99      P                        1,000             A                  $3.5625
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock             11/22/99      P                        2,000             A                  $3.375
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock             11/22/99      P                        1,000             A                  $3.3125
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock             11/23/99      P                        1,000             A                  $3.4375
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock             11/24/99      P                        1,000             A                  $4.00
-------------------------------------------------------------------------------------------------------------------------

1.    Title of                   5. Amount of     6. Ownership    7. Nature of
      Security                      Securities       Form:           Indirect
      (Instr.3)                     Beneficially     Direct (D)      Beneficial
                                    Owned            or              Ownership
                                    at End of        Indirect
                                     Month           (I)             (Instr. 4)

                                    (Inst. 3         (Instr. 4)
                                    and 4)



-------------------------------
Class A Common Stock                2,975,045          I              Note 1
-------------------------------
Class A Common Stock                                   I              Note 1
-------------------------------
Class A Common Stock                                   I              Note 1
-------------------------------
Class A Common Stock                                   I              Note 1
-------------------------------
Class A Common Stock                                   I              Note 1
-------------------------------
Class A Common Stock                                   I              Note 1
-------------------------------

-------------------------------
Class A Common Stock                                   I              Note 1
-------------------------------
Class A Common Stock                2,905,410          D              Note 1
-------------------------------
Class A Common Stock                                   D
-------------------------------
Class A Common Stock                                   D
-------------------------------
Class A Common Stock                                   D
-------------------------------
Class A Common Stock                                   D
-------------------------------

-------------------------------
Class A Common Stock                                   D
-------------------------------
Class A Common Stock                                   D
-------------------------------
Class A Common Stock                                   D
-------------------------------
Class A Common Stock                                   D
-------------------------------
Class A Common Stock                                   D
-------------------------------
                                                                          (over)
                                                                 SEC 1474 (7-97)




  TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of          2  Conver         3.    Trans          4.    Transaction
      Derivative           sion or              action               Code
      Security             Exercise             Date
      (Instr.3)            Price of                                  (Instr. 8)
                           Deri                 (Month/
                           vative               Day/
                           Security             Year)
                                                                       Code             V










1.    Title of         5.    Number of Deriv-    6.    Date Exercisable and
      Derivative             ative Securities          Expiration Date
      Security               Acquired (A) or           (Month/Day/Year)
      (Instr.3)              Disposed of (D)

                             (Instr. 3, 4,
                             and 5)
                              (A)     (D)          Date Exer-       Expiration
                                                   cisable             Date







1.    Title of         7.    Title and Amount of       8.    Price of        9. Number of     10.Ownership       11. Nature of
      Derivative             Underlying Security             Derivative      Derivative       Form of Deri-      Indirect Bene-
      Security                                               Security        Securities       vative Sec-        ficial Owner-
      (Instr.3)              (Instr.3 and 4)                                 Beneficially     urity: Direct      ship (Instr.
                                                             (Instr. 5)      Owned at End     (D) or             4)
                                                                             of Month         Indirect (I)
                                                                                               (Instr. 4)
                                                                            Instr. 4)
                        Title         Amount or
                                      Number of
                                      Shares




Explanation of Responses: THE FILING OF THIS REPORT SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING PERSONS ARE, FOR PURPOSES OF SECTION 16 OR OTHERWISE, THE BENEFICIAL OWNERS OF ALL OF THE SECURITIES DESCRIBED IN NOTES 2, 5 AND 7 TO TABLE I OF THIS REPORT.

Note 1. This number includes 400,000 shares owned by SH Securities Co, LLC, a limited liability company controlled by Mr. Bramson ("SHSC"); 1,450,000 shares owned by Sherborne Investments Corporation ("SIC"), of which Mr. Bramson is the controlling stockholder; 431,479 shares owned by Sherborne & Company Incorporated("SCI"), of which Mr. Bramson is the controlling stockholder, 574,192 shares owned by Sherborne Holdings Incorporated ("SHI"), a subsidiary of Newhill Partners, L.P. (of which SCI is the general partner); and 119,374 shares owned by NH Bond Corp. ("NHBC"), a subsidiary of SHI. Mr. Bramson may be deemed to be the beneficial owner of the shares owned by SHSC, SIC, SCI, SHI and NHBC.


** Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.  See 18 U.S.C. 1001 and
15 U.S.C. 78ff(a).
                         /s/ Edward J. Bramson                December 9, 1999
                         **Signature of Reporting Person        Date


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (7-97)